Filed Pursuant to Rule 424(b)(3) Registration No. 333-13160

PRICING SUPPLEMENT NO. 9, dated May 19, 2004
(To Prospectus dated February 28, 2001 and Prospectus Supplement dated February 28, 2001)
(CUSIP No. 23383 FBL8 )

$10,000,000,000
DaimlerChrysler North America Holding Corporation
Medium-Term Notes, Series D
Due 9 Months or More From Date of Issue
Unconditionally Guaranteed by DaimlerChrysler AG

Type of Note:	Floating Rate Note
Principal Amount:	$750,000,000
Issue Price:	100%
Calculation Agent:	JPMorgan Chase Bank
Original Issue Date:	May 24, 2004
Stated Maturity:	May 24, 2006
Initial Interest Rate:	To be determined on May 20, 2004 as described below as if the Original Issue Date was an Interest Reset Date
Specified Currency:	U.S. Dollars

     (If other than U.S. Dollars, see attachment hereto)

Option to Receive Payments in Specified Currency: ☐ Yes ☒ No

     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:

     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:	☐ Commercial Paper Rate	☒ LIBOR	☐ Treasury Rate	☐ CD Rate
	☐ Federal Funds Rate	☐ Prime Rate	☐ Other (see attachment hereto)
	If LIBOR, Designated Page:	☐ Reuters Page	☒ Telerate Page
	If LIBOR, Index Currency:	U.S. Dollars

Interest Reset Period:	Quarterly

Interest Reset Dates:	Quarterly on the 24th of each August, November, February, and May, subject to Market Day convention

Interest Payment Period:	Quarterly

Interest Payment Dates:	Quarterly on the 24th of each August, November, February, and May, commencing August 24, 2004, subject to Market Day convention

Interest Determination Date:	The second London Business Day prior to each Interest Reset Date

Index Maturity:	Quarterly

Spread (+/-):	plus 60 basis points (+ .60%)

Spread Multiplier:	n/a

Maximum Interest Rate:	n/a

Minimum Interest Rate:	n/a

Redemption:	☒ The Notes cannot be redeemed prior to maturity, including for reasons of taxation.

☐ The Notes may be redeemed prior to maturity.

Initial Redemption Date:

The Redemption Price shall initially be           % of the principal amount of the Notes to be redeemed and shall decline at each anniversary of the initial Redemption Date by           % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

Repayment:	☒ The Notes cannot be repaid prior to maturity.
☐ The Notes can be repaid prior to maturity at the option of the holder of the Notes.

Optional Repayment Date(s):

Repayment Price:

Payment of additional amounts by Issuer in respect of taxation: ☐ Yes ☒ No

Discount Notes: ☐ Yes ☒ No

     Total Amount of OID:

     Yield to Maturity:

     Initial Accrual Period OID:

Form:	☒ Book-Entry Note	☐ Certificated Note

Agent’s Discount or Commission: 0.175%

Agent’s Capacity: ☐ Agent ☒ Principal

Net proceeds to Company (if sale to Agent as principal): $748,687,500.00

Agent:	☐ Banc of America Securities LLC	☐ Goldman, Sachs & Co.
	☐ Credit Suisse First Boston LLC	☒ J.P. Morgan Securities Inc. (50%)
	☒ Deutsche Bank Securities Inc. (50%)	☐ Merrill Lynch, Pierce, Fenner & Smith Incorporated
☐ Citigroup Global Markets Inc.

Additional Terms: n/a

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